Exhibit 99.1

Q BioMed Announces FDA Approval

Company Gets Green Light for Manufacturing FDA Approved Non-Opioid Cancer Palliation Drug

NEW YORK, Nov. 20, 2019 /PRNewswire/ -- Q BioMed Inc. (QBIO),  announces FDA approval of its contract manufacturer IsoTherapeutics Group LLC (ITG). ITG is now cleared to manufacture the Company's FDA approved non-opioid cancer bone pain drug Strontium-89 Chloride USP.

The long-awaited approval of the facility means that this important oncologic pain drug will soon be available to patients in the US and the rest of the world. Q BioMed is now the only FDA-approved source for this drug in the western world. The Company is activating its planned commercial operations to support marketing, sales, and distribution in the US and, soon, in the rest of the world.

Strontium-89 is an FDA-approved non-opioid radiopharmaceutical indicated for the treatment of painful skeletal metastases caused by cancer. The product is administered intravenously once every three months as an alternative to opioid analgesics and plays a critical role in the treatment of metastatic bone pain. The product has a long history of providing well-documented and significant pain relief for patients suffering from the excruciating pain associated with primary cancers that have spread to the bone, including breast, prostate, lung and others. This is the ideal time to be launching Strontium-89 given the current concerns with the over-use of opioid drugs. In addition, as more therapies come to market for the treatment of primary cancers, more people are living longer with metastatic disease. It is estimated that approximately two million patients experience debilitating bone pain from metastatic disease. The opportunity to provide significant pain relief to this group is substantial.

QBioMed CEO Denis Corin said, "We have been anticipating this critical regulatory step  for a long time, certainly longer than we hoped, but we are thrilled that we can now move forward with certainty. This is the start of a new chapter in the evolution of our company, and we are looking forward to serving the needs of thousands of patients suffering from metastatic bone pain, providing them the chance to minimize their pain and positively impact life with metastatic disease. With millions of potential patients around the world, this is a major market opportunity for our company. In addition, we are investigating and planning expansion trials to provide additional indications for the drug and entry into an even larger therapeutic market."

We look forward to updating our shareholders and those awaiting the drug availability in the next 60 days.

About Q BioMed Inc.

Q BioMed Inc. is a biotech acceleration and commercial stage company. We are focused on licensing and acquiring undervalued biomedical assets in the healthcare sector. Q BioMed is dedicated to providing these target assets with strategic resources, developmental support, and expansion capital to ensure they meet their developmental potential, enabling them to provide products to patients in need.

Please visit http://www.QBioMed.com and sign up for regular updates.

Media Contact Q BioMed:
Denis Corin
CEO
+1(404) 995-6671
ir@qbiomed.com